Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Alan Krenek, Chief Financial Officer
Basic Energy Services, Inc.
432-620-5510

Jack Lascar/Sheila Stuewe
DRG&L / 713-529-6600
BASIC ENERGY SERVICES REPORTS SECOND QUARTER 2011 RESULTS
Second quarter revenue up 21% and Adjusted EBITDA up 30% sequentially
Second quarter EPS of $.45, excluding special tax item
MIDLAND, Texas — July 21, 2011 — Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the second quarter and six months ended June 30, 2011.
SECOND QUARTER 2011 HIGHLIGHTS
 Net income as reported was $16.6 million, or $0.40 per diluted share, in the second quarter of 2011, compared to a net loss of $10.7 million for the second quarter of 2010, or $0.27 per share. The current quarter results included a $1.9 million tax adjustment related to the first quarter’s early extinguishment of its $225 million 11.625% Senior Secured Notes due 2014 (“2014 Notes”). Basic’s effective tax rate for the next two quarters will also be impacted because of the early extinguishment of the 2014 Notes and the full year effective tax rate is now projected to be approximately 40%. Excluding this tax adjustment, second quarter operating net income was $18.5 million, or $0.45 per diluted share. Last year’s results included a $1.8 million, or $0.04 per share, after-tax gain on the bargain purchase of an acquisition.
Basic generated net income of $8.2 million, or $0.20 per diluted share, in the first quarter of 2011, excluding the impact of a $28.3 million, or $0.70 per diluted share, after-tax ($49.4 million pre-tax) charge related to the early extinguishment of its 2014 Notes and the termination of its prior revolving credit facility, and excluding an after-tax gain of $1.5 million, or $0.04 per diluted share, related to the sale of an office complex. Net loss as reported for the first quarter of 2011 was $18.5 million, or $0.46 per diluted share.
Second quarter revenue rose 21% to $296.9 million from $246.1 million in the first quarter of 2011, and increased 70% from the $175.1 million reported in the second quarter of 2010.
Adjusted EBITDA for the second quarter rose to $77.5 million, or 26% of revenue, from $58.8 million, or 24% of revenue, in the first quarter of 2011, and $26.9 million, or 15% of revenue, in the comparable quarter of 2010. Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization, loss on early extinguishment of debt, gain on bargain purchase, and the net gain or loss from the disposal of assets. EBITDA and Adjusted EBITDA, which are not measures determined in accordance with generally accepted accounting principles (“GAAP”), are defined and reconciled in note 2 under the accompanying financial tables.
Ken Huseman, Basic’s President and Chief Executive Officer, stated, “Despite weather disruptions in several markets during April and May, we produced a record level of revenue in June and in the quarter, exceeding the previous quarterly high recorded in the third quarter of 2008. Improving demand across our footprint drove double-digit revenue increases in each of our segments compared to the first quarter. Although pricing is not back to the 2008 levels, EBITDA of $77.5 million was within $600,000 of the previous record established in the third quarter of 2008 reflecting the streamlined organization and cost reductions implemented over the last several years.
“We were particularly encouraged with the performance of our well servicing segment in the second quarter, which generated a utilization rate of 70%, the highest quarterly utilization rate since the second quarter of 2008. That utilization rate combined with a 6% increase in the rate per hour moved the segment margin above 31%, a level last reached in the fourth quarter of 2008.
“Completion and remedial services revenue grew by 25% sequentially, with about one-third of that increase coming from the full deployment of our 25,000 hydraulic horsepower (“hhp”) Wolfberry frac spread in early April. The segment margin was essentially flat as start-up expenses related to the new spread were absorbed during the quarter.
“Our Fluid Services revenue per truck grew by 10% sequentially, primarily the result of the full quarter impact of the equipment relocations effected during the first quarter. Higher utilization and pricing drove segment margins to 37%, up by 330 basis points from the first quarter, and now in-line with the historical segment profit range.
“Revenue in our contract drilling segment grew by 38% during the second quarter as we placed the four drilling rigs that we purchased at the end of March in the field. Segment margins suffered compared to the first quarter due to the costs of manning, activating and deploying those rigs. We anticipate margins to snap back in the third quarter as all but one of our ten rigs are on well-to-well programs.
“Over the course of the first half of the year we built upon our well-established positions in the most active oil-driven markets with substantial capital equipment additions to each of our business segments. We will continue that growth with the $25 million expansion to our 2011 capital budget announced earlier in the quarter. Augmenting that internal growth, we have completed two acquisitions thus far in the second quarter with at least two more scheduled to close by the end of July. We previously announced the purchase of the Maverick Companies for $180 million, net of working capital acquired. That acquisition, which is the largest acquisition we have completed to date, significantly expands our presence in the Rocky Mountain region.
“We also recently closed the acquisition of the assets of Lone Star Anchor Trucking, Inc. for $10 million. That acquisition, located in the busy Wolfberry play in the Permian Basin, includes 33 fluid service trucks, two salt water disposal wells and two disposal wells that have been permitted but not completed. Those additional disposal facilities will play an important role in the continued expansion of our fluid services segment as the Wolfberry play drives increased drilling and frac activity in that section of the Permian Basin.
“We have ample liquidity to further capitalize on our market position. Our cash balance increased with the receipt of all $80 million of our federal income tax refunds in early July and we increased the size of our credit facility to $225 million from $165 million. With that improved financial position, we will carefully pursue additional acquisition and internal growth opportunities.
“Heading into second half of 2011, we reiterate our expectation that demand for our services will build in most of our markets with opportunities for at least modest margin gains. Stable and relatively strong oil prices and early signs of improvements in the natural gas market, will drive reinvestment of growing cash flows by our customers not only in drilling but production optimization as well. With higher activity across the industry, upward pressure on labor and other operating costs follows and we are seeing that throughout our footprint. We do not see a negative impact to margins as we are able to recoup these cost increases through improved pricing.
“Managing the growth of the work force and activity in this environment is challenging. I would like to thank our employees at all levels of the organization for their efforts in responding to the many opportunities we’ve had to build our business over the first half of the year.”
2011 FIRST SIX MONTHS HIGHLIGHTS
For the sixth-month period ended June 30, 2011, Basic reported a net loss of $1.9 million, or $0.05 per share, including the tax adjustment and other one time items noted above. Excluding those items, Basic generated net income of $26.8 million, or $0.65 per diluted share. For the six-month period ended June 2010, Basic reported a net loss of $32.3 million, or $0.81 per share, which included a $1.8 million after-tax gain, or $.04 per share, on an acquisition’s bargain purchase price. Excluding that item, Basic generated a loss of $34.0 million, or $0.85 per share, during the first six months of 2010.
Revenues increased 71% to $542.9 million for the first six months of 2011 compared to $318.1 million during the comparable period of 2011. Adjusted EBITDA for the first six months of 2011 was $136.3 million, or 25% of revenue, compared to $38.8 million, or 12% of revenue, for the comparable period in 2010 (which excludes 2011’s early extinguishment of debt charges and last year’s gain on bargain purchase price).
Business Segment Results
Completion and Remedial Services
Completion and remedial services revenue increased 25% to $121.8 million in the second quarter of 2011 from $97.5 million in the prior quarter. In the second quarter of 2010, this segment generated $61.5 million in revenue. The increase in revenue was mainly due to the full deployment of the 25,000 hhp Wolfberry frac spread in April and improved rental and fishing tool activity. Segment profit in the second quarter of 2011 rose to $53.0 million compared to $42.6 million in the prior quarter. Segment margin was 44% in the 2011 second quarter, the same as in the previous quarter. During the second quarter of 2010, segment profit was $23.9 million, or 39% of revenue. As of June 30, 2011, Basic had approximately 176,000 hhp, up from 174,000 hhp and 142,000 hhp at March 31, 2011 and June 30, 2010, respectively.
Fluid Services
Fluid services revenue in the second quarter of 2011 increased by 13% to $81.4 million compared to $72.3 million in the prior quarter. During the second quarter of 2010, this segment produced $58.8 million in revenue. The weighted average number of fluid services trucks rose 2% to 837 during the second quarter of 2011, increasing by 17 trucks from the weighted average truck count of 820 during the first quarter of 2011. The weighted average number of fluid services trucks was 797 during the second quarter of 2010. The sequential increase in revenue was primarily due to improved pricing and utilization, and the expansion of our truck and frac tank fleets.
The average revenue per fluid service truck was $97,000 in the second quarter of 2011, up 10% from $88,000 in the prior quarter and 31% compared to $74,000 in the same period in 2010. Segment profit in the second quarter of 2011 was $29.7 million, or 37% of revenue, compared to $24.1 million, or 33% of revenue, in the prior quarter and $15.4 million, or 26% of revenue, in the same period in 2010.
Well Servicing
Well servicing revenue rose 21% to $83.9 million during the second quarter of 2011 compared to $69.1 million in the prior quarter. In the second quarter of 2010, revenues were $49.5 million. Revenue from the Taylor Rig manufacturing operations, which was acquired in May 2010, was $6.5 million in the second quarter of 2011 compared to $3.5 million in the first quarter of 2011. At June 30, 2011, the well servicing rig count was 412, the same as at the end of the prior quarter end. The weighted average number of well servicing rigs was 412 during the second quarter of 2011, the same as in the prior quarter and an increase from 404 during the second quarter of 2010.
Well servicing rig utilization increased to 70% in the second quarter of 2011, up from 63% in the prior quarter as strong oil prices continued to drive activity in oil-oriented markets. Last year in the comparable quarter, the rig utilization rate was 53%. Excluding revenues associated with the rig manufacturing operations, revenue per well servicing rig hour rose 6% sequentially to $376 in the second quarter of 2011 from $356 in previous quarter, and was up 19% compared to the $316 reported in the second quarter of 2010.
Well servicing segment profit in the second quarter of 2011 was $26.5 million compared to $20.7 million in the prior quarter and $12.8 million in the same period in 2010. Segment profit margins increased to 32% in the second quarter of 2011 from 30% in the first quarter of 2011 and 26% in the comparable quarter of 2010. Excluding the Taylor rig manufacturing operations, well servicing segment profit margin was 33% for the second quarter of 2011 compared to 30% for the first quarter of 2011. In the second quarter of 2011 segment profit margins were up due to continued gains in utilization and pricing compared to the previous quarter, despite strong winds in the Permian Basin during the second quarter and flooding issues in the Williston Basin in May.

Contract Drilling
Contract drilling revenue increased 38% sequentially to $9.8 million during the second quarter of 2011 compared to $7.1 million in the first quarter. During the second quarter of 2010, this segment produced $5.3 million in revenue. Basic operated ten drilling rigs during the second quarter of 2011, up from six rigs in the prior quarter and six rigs in the same period in 2010. During the second quarter of 2011, Basic deployed the four drilling rigs purchased in March: one in April, two in May, and the last in mid-June. Revenue per drilling day in the second quarter was $13,700, up from $13,500 in the previous quarter and an increase from $10,000 in the second quarter of 2010.
Rig operating days during the second quarter of 2011 rose 37% to 714 compared to 522 in the prior quarter. The increase in drilling days was due to the investments made in expanding the drilling fleet. Rig operating days were 527 in the comparable period in 2010. Segment profit in the second quarter of 2011 was $2.4 million, down from $2.6 million in the prior quarter and $1.5 million in the second quarter of 2010. Segment profit decreased sequentially due to costs associated with placing the four rigs purchased in late March into service.
G&A Expense
G&A expense in the second quarter of 2011 was $34.1 million, or 11% of total revenue, compared to $31.3 million, or 13% of total revenue, in the first quarter of 2011. The sequential increase in G&A expense was primarily due to increased personnel costs, including cash and stock incentive compensation, and transactions costs related to acquisitions. During the second quarter of 2010, G&A expense was $26.8 million, or 15% of total revenue.
Cash and Total Liquidity
Basic had a cash balance of $220.9 million at June 30, 2011. On a pro forma basis at June 30, 2011, the cash balance was $111.0 million, which includes receipt of $80.1 million of income tax refunds and payments of $190.0 million for the Maverick and Lone Star acquisitions in early July.
On a pro forma basis at June 30, 2011, total liquidity was $299.0 million, which includes the $60 million increase in availability under Basic’s credit facility that was completed on July 15, 2011.
Capital Expenditures
During the first six months of 2011, our capital expenditures, including capital leases of $24 million, were approximately $139 million, comprised of $87 million for expansion projects, $48 million for sustaining and replacement projects and $4 million for other projects. Expansion capital spending included $30 million for the completion and remedial services segment, $28 million for the contract drilling segment, $24 million for the fluid services segment, and $5 million for the well servicing segment. Other capital expenditures were mainly for facilities and IT infrastructure.
As previously disclosed, our Board of Directors recently approved an increase to our 2011 capital budget, raising it to approximately $183 million. About $130 million will be made in the form of cash and the remaining $53 million will be funded through capital leases. We are constantly evaluating our capital expenditure program and would like to remind you that it may be increased or decreased as our outlook changes. We do not budget for acquisitions in our annual planning process but continue to evaluate those in the normal course of business.
Recent Events
On June 13, 2011, Basic completed the issuance and sale of an additional $200.0 million of 7.75% Senior Notes due 2019. That issuance, combined with the $275.0 of those Senior Notes originally issued in February 2011 brings the aggregate principal outstanding under these notes to $475.0 million. The proceeds from these notes were used to fund the acquisition of the Maverick Companies, and for general corporate purposes.
On July 8, 2011, Basic completed the acquisition of the outstanding equity interests of the Maverick Companies for total cash consideration of $180.0 million, net of working capital acquired. Maverick provides stimulation, coil tubing and thru-tubing services and will operate in Basic’s completion and remedial services segment. Basic expects this acquisition to be accretive to earnings immediately and contribute revenue and EBITDA of approximately $64.0 million and $22.0 million, respectively, in the second half of 2011. For 2012, Basic expects that the revenue contribution from this acquisition will be approximately $140.0 million.
On July 15, 2011, Basic amended its existing revolving credit facility, increasing the available credit to $225.0 million. No changes were made to the collateral, interest rates, or guarantors as part of this amendment.
Conference Call
Basic will host a conference call to discuss its second quarter 2011 results on Friday, July 22, 2011, at 9:00 a.m. Eastern Time (8:00 a.m. Central). To access the call, please dial (480) 629-9771 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, http://www.basicenergyservices.com.
A telephonic replay of the conference call will be available until August 5, 2011 and may be accessed by calling (303) 590-3030 and using the pass code 4451469#. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or email at dmw@drg-l.com.
About Basic Energy Services
 Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The company employs more than 5,200 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions.

Additional information on Basic Energy Services is available on the Company’s website at http://basicenergyservices.com.
Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for Basic’s services and any related material impact on its pricing and utilizations rates, (ii) Basic’s ability to execute, manage and integrate acquisitions successfully, (iii) changes in Basic’s expenses, including labor or fuel costs and financing costs, and (iv) regulatory changes. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2010 and subsequent Form 10-Q’s filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.
-Tables to Follow-

Basic Energy Services, Inc.
Consolidated Statements of Operations, Comprehensive Income and Other Financial Data
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Income Statement Data:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Completion and remedial services	$121,807	$61,533	$219,314	$106,767
Fluid services	81,415	58,801	153,760	110,948
Well servicing	83,881	49,529	153,028	91,325
Contract drilling	9,752	5,269	16,807	9,058

Total revenues	296,855	175,132	542,909	318,098

Expenses:
Completion and remedial services	68,827	37,660	123,760	67,383
Fluid services	51,688	43,425	99,916	84,365
Well servicing	57,409	36,734	105,849	68,834
Contract drilling	7,393	3,725	11,878	6,995
General and administrative (1)	34,138	26,820	65,479	51,897
Depreciation and amortization	34,784	34,250	67,764	67,348
Loss (gain) on disposal of assets	942	463	(763)	1,174

Total expenses	255,181	183,077	473,883	347,996

Operating income (loss)	41,674	(7,945)	69,026	(29,898)
Other income (expense):
Interest expense	(11,842)	(11,778)	(23,184)	(23,442)
Interest income	23	24	28	50
Loss on early extinguishment of debt	—	—	(49,366)	—
Gain on bargain purchase	—	1,772	—	1,772
Other income	102	111	259	192

		127		127
Income (loss) from continuing operations before income taxes	29,957	(17,816)	(3,237)	(51,326)
Income tax benefit (expense)	(13,407)	7,144	1,294	19,063

Net Income (loss)	$16,550	$(10,672)	$(1,943)	$(32,263)

Earnings (loss) per share of common stock:
Basic	$0.41	$(0.27)	$(0.05)	$(0.81)

Diluted	$0.40	$(0.27)	$(0.05)	$(0.81)

Other Financial Data:
EBITDA (2)	$76,560	$28,188	$87,683	$39,414
Adjusted EBITDA (2)	77,502	26,879	136,286	38,816
Capital expenditures:
Acquisitions, net of cash acquired	—	9,625	10	10,312
Property and equipment	42,431	14,463	114,873	25,555

	As of
	June 30,	June 30,
	2011	2010
Balance Sheet Data:	(unaudited)	(unaudited)
Cash and cash equivalents	$220,910	$73,775
Restricted cash	—	15,247
Net property and equipment	693,891	633,965
Total assets	1,329,107	1,011,725
Total long-term debt	762,190	470,928
Total stockholders’ equity	308,363	309,856

	Three months		Six months
	Ended June 30,		Ended June 30,
Segment Data:	2011	2010	2011	2010
Completion and Remedial Services
Segment profits as a percent of revenue	43.5%	38.8%	43.6%	36.9%

Fluid Services
Weighted average number of fluid services trucks	837	797	828	794
Truck hours (000’s)	525.7	468.6	1,020.4	900.8
Revenue per fluid services truck (000’s)	$97	$74	$186	$140
Segment profits per fluid services truck (000’s)	$36	$19	$65	$33
Segment profits as a percent of revenue	36.5%	26.2%	35.0%	24.0%

Well Servicing
Weighted average number of rigs	412	404	412	405
Rig hours (000’s)	205.7	153.9	390.4	289.6
Rig utilization rate	69.8%	53.3%	66.3%	50.0%
Revenue per rig hour, excluding manufacturing	$376	$316	$366	$312
Well servicing rig profit per rig hour	$122	$83	$114	$78
Segment profits as a percent of revenue	31.6%	25.8%	30.8%	24.6%

Contract Drilling
Weighted average number of rigs	10	6	8	6
Rig operating days	714	527	1,236	947
Revenue per day	$13,700	$10,000	$13,600	$9,600
Drilling rig profit per day	$3,300	$2,900	$4,000	$2,200
Segment profits as a percent of revenue	24.2%	29.3%	29.3%	22.8%

(1)	Includes approximately $2,078,000 and $1,439,000 of non-cash compensation expense for the three months ended June 30, 2011 and 2010, respectively. For the six months ended June 30, 2011 and 2010, it includes approximately $3,758,000 and $2,589,000 of non-cash expenses, respectively.

(2)	This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.” This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, loss on early extinguishment of debt, gain on bargain purchase, and the gain or loss on disposal of assets, or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:
•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and

•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.
EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:
•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;

•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, its debt;

•	EBITDA does not reflect income taxes;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:
•	Adjusted EBITDA does not reflect our gain or loss on disposal of assets;

•	Adjusted EBITDA does not reflect our gain on bargain purchase;

•	Adjusted EBITDA does not reflect our loss on early extinguishment of debt; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months		Six months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
Reconciliation of Net Income (Loss) to EBITDA:	(Unaudited)		(Unaudited)
Net income (loss)	$16,550	$(10,672)	$(1,943)	$(32,263)
Income taxes	13,407	(7,144)	(1,294)	(19,063)
Net interest expense	11,819	11,754	23,156	23,392
Depreciation and amortization	34,784	34,250	67,764	67,348

EBITDA	$76,560	$28,188	$87,683	$39,414

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding the loss on early extinguishment of debt, gain on bargain purchase, and gain or loss on disposal of assets:

	Three months		Six	months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
Reconciliation of Net Income (Loss) to Adjusted EBITDA:	(Unaudited)		(Unaudited)
Net income (loss)	$16,550	$(10,672)	$(1,943)	$(32,263)
Loss on early extinguishment of debt	—	—	49,366	—
Income taxes	13,407	(7,144)	(1,294)	(19,063)
Net interest expense	11,819	11,754	23,156	23,392
(Gain) loss on disposal of assets	942	463	(763)	1,174
Gain on bargain purchase price	—	(1,772)	—	(1,772)
Depreciation and amortization	34,784	34,250	67,764	67,348

Adjusted EBITDA	$77,502	$26,879	$136,286	$38,816

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